EXHIBIT 11

                            DATA GENERAL CORPORATION

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                                  (Unaudited)

                    (In thousands, except per share amounts)

                                                        Quarter Ended
                                                     Dec. 24,   Dec. 25,
                                                       1994       1993
      Primary earnings per share:
      Net income (loss). . . . . . . . . . . . . . . $24,206   $(21,091)

      Weighted average shares outstanding. . . . . .  36,550     35,333

      Incremental shares from use of treasury
        stock method for stock options . . . . . . .   1,663         --

      Common and common equivalent
        shares, where applicable . . . . . . . . . .  38,213     35,333

          Net income (loss) per share. . . . . . . .    $.63      $(.60)

      Earnings per share assuming full
        dilution:
      Net income (loss). . . . . . . . . . . . . . . $24,206   $(21,091)

      Interest on convertible debentures,
        net of income taxes. . . . . . . . . . . . .   2,422         --(a)

      Net income (loss) for purposes of
        calculating earnings per share
        assuming full dilution . . . . . . . . . . . $26,628   $(21,091)

      Weighted average shares outstanding. . . . . .  36,550     35,333

      Incremental shares from use of treasury
        stock method for stock options . . . . . . .   1,735         --(a)

      Incremental shares from assumed conversion
         of convertible debentures . . . . . . . . .   6,510         --(a)

      Common shares, assuming issuance
        of all dilutive contingent shares,
        were applicable. . . . . . . . . . . . . . .  44,795     35,333

          Net income (loss) per share. . . . . . . .    $.59      $(.60)



      (a) For the quarter ended December 25, 1993, the assumed conversion of convertible debentures and the use of treasury stock method for stock options, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and have therefore been excluded from the computation.